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Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of DepoMed, Inc. for the registration of 3,136,267 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2002, except for Note 10 of the Notes to Financial Statements, as to which the date is March 28, 2002, with respect to the financial statements of DepoMed, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
April 15, 2002

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS